UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: July 16, 2007

(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cambridge Center, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On July 16, 2007, the Board of Directors of Akamai Technologies, Inc. (the “Company”) elected David W. Kenny as a director to fill a vacancy on its Board of Directors. Mr. Kenny was designated as a Class III member of the Board of Directors and was elected to serve until the 2008 Annual Meeting of Stockholders or his successor is duly appointed and qualified. Mr. Kenny is Chairman and CEO of Digitas Inc., a digital and direct marketing agency, and a member of the Executive Committee of Publicis Groupe, an international media and communications firm that acquired Digitas earlier this year. Mr. Kenny was recommended to the Board of Directors by the Company’s Nominating and Corporate Governance Committee (the “Committee”) in accordance with the provisions of the Committee’s charter.

There are no arrangements or understandings between Mr. Kenny and any other person pursuant to which Mr. Kenny was elected as a director. Mr. Kenny has been appointed to serve on the Audit Committee and the Compensation Committee of the Board of Directors. There are no transactions in which Mr. Kenny has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s Director Compensation Plan, Mr. Kenny was granted an option to purchase 25,000 shares of the Company’s common stock with an exercise price of $ 49.14, the closing share price of the Company’s common stock on the date of grant, July 17, 2007. Such option will vest over a four-year period so long as Mr. Kenny remains a member of the Board of Directors.

Item 9.01	Financial Statements and Exhibits

A copy of the press release issued by the Company announcing Mr. Kenny’s election is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2007	AKAMAI TECHNOLOGIES, INC.

	By:	/s/ Melanie Haratunian
Melanie Haratunian, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Akamai Technologies, Inc. on July 17, 2007